EXHIBIT 99-01

          CONTACT:
          Tim Carroll
          Vice President, Investor Relations
          The Hillhaven Corporation
          (206) 756-4806


              HILLHAVEN TO ACQUIRE CPS PHARMACEUTICAL SERVICES, INC. AND
           ADVANCED INFUSION SYSTEMS, INC.; EXPANDS CALIFORNIA PRESENCE AND
                              ENHANCES SUBACUTE SERVICES

          TACOMA, Washington (October 12, 1994) -- The Hillhaven Corporation (NYSE:HIL) today announced that it has signed a definitive agreement to acquire closely-held, Mountain View, California-based CPS Pharmaceutical Services, Inc. (CPS) and Advanced Infusion Systems, Inc. (AIS). The purchase price will be approximately $29 million consisting of approximately 1.3 million shares of Hillhaven common stock, subject to certain adjustments, and will be structured as a pooling of interests. The transaction will be neutral to the current year's earnings per share and should be additive to future periods. The closing of the transaction will be October 31, 1994.

          CPS and AIS provide a broad array of diversified pharmaceutical and infusion services through locations in Northern California. The combined entities will become part of Hillhaven's subsidiary, Medisave Pharmacies, the nation's third largest provider of pharmacy services for long term and subacute care facilities. Revenues from CPS and AIS are approximately $25 million (annualized) and AIS manages another $13 million in revenues through affiliated companies.

          CPS currently provides pharmacy products and related consulting services to approximately 8,500 residents in over 100 nursing homes and subacute care facilities.

          AIS is a leading provider of comprehensive infusion therapy services to residents of nursing centers and subacute care facilities, and to patients in home settings and ambulatory care centers. AIS's infusion therapy business serves an average of over 500 residents per month in 90 nursing centers and subacute care facilities, and an additional 500 patients in home settings, as well as in ambulatory care centers.

          "The acquisition of CPS and AIS plays a key part in our strategy of increasing our operating concentrations in areas where we have significant regional market positions," commented Bruce L. Busby, Hillhaven's Chairman and CEO. "This acquisition will add to and complement not only our 42 nursing centers in California which provide both long term and subacute care but also our 10 existing statewide pharmacy outlets. We expect to achieve significant operating efficiencies and economies of scale through growing CPS and AIS within Hillhaven's network of 344 nursing centers and pharmacies and with independent third parties."



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          Busby continued, "CPS and AIS will further enhance Hillhaven's growth as a subacute care provider by focusing on the higher acuity infusion patients. AIS's home and ambulatory infusion programs will expand our drug delivery system outside of the traditional nursing center environment."

          Willis D. Corkern, Chairman and CEO of AIS said, "We are very excited about our new association with Hillhaven and Medisave Pharmacies. Their significant presence in California will allow our organizations a unique opportunity to capitalize on each of our strengths. Driven by the demand for health care cost containment, this consolidation will allow us to provide the highest quality institutional pharmacy and infusion services in a more cost effective manner. This will further enhance our ability to contract with managed care payors."

          The Hillhaven Corporation is one of the nation's largest diversified health care providers, operating 307 nursing centers and retirement housing communities and, through its Medisave Pharmacies subsidiary, 56 pharmacies, in a total of 36 states.






































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